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                                                                     EXHIBIT 5.1
                                 March 23, 2004

Immersion Corporation
801 Fox Lane
San Jose, California 95131

         RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         As counsel to Immersion Corporation, a Delaware corporation ( the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 6,542,552 shares of Common Stock, $0.001 par value (the "Common Stock"), of the Company (the "Shares") which may be offered and sold by the selling stockholder named therein.

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended.

                                          Very truly yours,

                                          Gray Cary Ware & Freidenrich LLP

                                          /s/ Gray Cary Ware & Freidenrich LLP